Exhibit 10.3

Reference: 12441 W. 49th Ave. Units 4,5,6 & 7 Wheat Ridge, CO

FIRST LEASE AMENDMENT AND EXTENSION

This Lease Amendment and Extension is effective this 1st day of May, 2010, by and between Ward West Properties LLC, as Landlord, and Lifeloc Technologies, Inc. as Tenant, and is made part of and incorporated into that certain Lease by and between Tenant and Ward West Properties LLC dated December 12, 2006, The parties agree as follows:

1)        Revision of lease premises. The parties hereby revise the lease premises to additionally include Unit 7, 12441 W. 49th Ave comprised of approximately 2,806 sq. ft. Total premises square footage then leased is approximately 11,655 which is 52.23% of the entire 12441 W. 49th Ave building.

2)        Revision of lease term. The parties hereby revise the term of the Lease to commence anew on May 1, 2010 and extend forward for a period of sixty months through April 30, 2015, at the following rental amounts per month for the extended term:

May 1, 2010 - April 30, 2011$8,350.00
May 1, 2011 - April 30, 2012$8,600.50
May 1, 2012 - April 30, 2013$8,858.52
May 1, 2013 - April 30, 2014$9,124.28
May 1, 2014 - April 30, 2015$9,398.00

Tenant may terminate the lease tenancy anytime on or after October 31, 2012 upon 180 days prior written notice to Landlord and upon remittance of payment in the amount of the unamortized cost of tenant improvements made by Landlord in excess of $16,000.00 paid by Landlord that has not previously been paid by tenant pursuant to 3) below. Excess Tenant improvement costs over $16,000.00 paid by Landlord shall be amortized over the sixty month period of this lease extension pursuant to 3) below. No other early termination fee or other penalty or payment related to early termination shall apply.

3)        Condition of Premises. The parties further agree that Landlord shall make interior modifications as may be mutually agreed upon per the attached Exhibit A at Landlord cost not to exceed $26,000.00 - twenty six thousand dollars. Tenant shall, upon completion of such modifications, timely reimburse Landlord for the cost of such agreed upon modifications that exceeds $26,000.00. Additionally, tenant shall reimburse Landlord for the unamortized cost over $16,000.00 of such improvements in the event of an early lease termination as provided for in 2) above as provided in the following sentence. The reimbursement is to be calculated by dividing the total of such excess tenant finish cost over $16,000.00 the unreimbursed excess of which shall not exceed $10,000.00 by the lease term of 60 months times the remaining term of the lease. Landlord shall use best efforts in causing all work to be completed in a timely and good workmanlike manner.

4)        Option to purchase. The parties further agree that Tenant, or related ownership affiliate of Tenant, shall have the right to purchase the 12441 W. 49th Ave. building comprised of Units 1 through 8 (approximately 22,315 total sq. ft.). If the option to purchase is exercised Tenant must purchase a minimum of 11,655 sq. ft. comprised of Units 4,5,6 and 7 but may also elect to additionally purchase any of the then remaining Units 1,2,3 and 8 comprised of approximately 10,660 sq. ft. The option to purchase Units 1,2,3 and 8 shall be subject to availability and prior sale and may be subject to outstanding and existing lease encumbrances. The option to purchase may be exercised by Tenant at any time up to the last day of the lease term provided that notice of such exercise shall be given to Landlord in the form of a standard Colorado approved real estate purchase contract no later than 6 months prior to lease termination. The option price shall be set at $85 per sq. ft. on an "as is" basis for the period up to and ending on October 31, 2012 at which time the price shall increase over the $85 per sq. ft. by a factor of 3% per annum or fractionally by month up to and including the date of closing no later than the last day of April, 2015 at which time this option to purchase shall automatically terminate unless extended in writing by mutual agreement of the parties hereto. The parties hereto agree that Landlord / Seller shall not be liable for any Tenant / Buyer brokerage commissions related to such sale. This option to purchase is not assignable by Tenant to any successor or unrelated party and shall terminate upon the earlier event of Tenant bankruptcy, lease termination, or uncured lease default. In the event of Tenant exercise of this purchase option Landlord and Tenant shall mutually and reasonably negotiate agreement to unit condominium formation and operating documents, joint usage and maintenance of common parking and common driveway areas including access and egress within the office/warehouse premises. Additionally, Landlord and Tenant shall utilize the State of Colorado Real Estate Commission approved standard form purchase contract the terms of which shall be reasonable and standard in the industry and further shall be negotiated and agreed upon in good faith or this option to purchase shall terminate.

5)           Effectiveness of Lease. Except as revised and set forth in this Lease Amendment and Extension, all the provisions of the Lease as previously executed shall remain in full force and effect.

6)           Successors. This Lease Amendment and Extension shall be binding on and inure to the benefit of the parties and their successors except as may be specifically limited herein.

Landlord:    Ward West Properties LLC

//SIGNED//             Date     5/1/10

Tenant:   Lifeloc Technologies, Inc.

//SIGNED//             Date     May 1, 2010